Exhibit 5.1

[RLF Letterhead]

            , 2009

Westwood One, Inc.

40 West 57th Street, 5th Floor

New York, New York 10019

Ladies and Gentlemen:

We are acting as special Delaware counsel to Westwood One, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance by the Company of shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) and (ii) the sale of shares of Common Stock by certain stockholders of the Company (the “Selling Stockholders”), each pursuant to an underwriting agreement to be entered into by the Company, the Selling Stockholders and [underwriters] (the “Underwriting Agreement”). In this connection you have requested our opinions as to certain matters under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

For the purpose of rendering our opinions as expressed herein, we have been furnished and have reviewed the following documents:

(i) the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 11, 2008, as amended by two Certificates of Designation of the Company, each as filed with the Secretary of State on April 23, 2009, and the Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Secretary of State on August 3, 2009 (collectively, the “Certificate of Incorporation”);

(ii) the Amended and Restated Bylaws of the Company in effect since April 23, 2009 (the “Bylaws”);

(iii) the Amended and Restated Bylaws of the Company in effect on April 20, 2009 and April 22, 2009 (the “Prior Bylaws”);

(iv) the resolutions of the Board of Directors of the Company (the “Board”) adopted at the meetings of the Board of Directors held April 20, 2009 and April 22, 2009;

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            , 2009

(v) a certificate of an officer of the Company, dated the date hereof, as to certain matters;

(vi) a draft of the Underwriting Agreement;

(vii) the Purchase Agreement, dated as of April 23, 2009, among the Company and Gores Radio Holdings, LLC (the “Purchase Agreement”);

(viii) the Securities Purchase Agreement, dated as of April 23, 2009, among the Company and the parties listed on Schedule A thereto (the “SPA”); and

(ix) a certificate of the Secretary of State, dated the date hereof, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein. We have not reviewed any document other than the documents listed above for purposes of rendering our opinions as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects. We have not participated in the preparation of the registration statement or other documents relating to the issuance or sale of the shares of Common Stock referenced herein and we assume no responsibility for their contents.

In addition to the foregoing, for purposes of rendering our opinions as expressed herein, we have assumed:

(1) that each of the parties that will enter into the Underwriting Agreement is, and will be at the time of execution of the Underwriting Agreement, duly organized, validly existing and in good standing under the laws of the jurisdiction governing its organization;

(2) that none of the underwriters that will become a party to the Underwriting Agreement is, or will be at the time of execution of the Underwriting Agreement, an “interested stockholder” of the Company within the meaning of Section 203 of the General Corporation Law;

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            , 2009

(3) that the Company has, and at all relevant times will have, sufficient authorized but unissued shares of Common Stock available for issuance pursuant to the Underwriting Agreement which have not been and will not be subscribed for, reserved for other issuance or otherwise committed for issuance;

(4) that the restrictions on “business combinations” established in Section 203(a) of the General Corporation Law were not applicable to the transactions contemplated by the Purchase Agreement or the SPA;

(5) that each of the parties to each of the Purchase Agreement and the SPA was duly organized, validly existing and in good standing under the laws of the jurisdiction governing its organization at the time of execution of the Purchase Agreement and the SPA;

(6) that each of the parties to each of the Purchase Agreement and the SPA had the power and authority to execute and deliver the Purchase Agreement and/or SPA and to perform its obligations thereunder;

(7) that each of the Purchase Agreement and the SPA was duly authorized by each of the parties thereto other than the Company;

(8) that each of the Purchase Agreement and the SPA was duly executed and delivered by each of the parties thereto;

(9) that each of the Purchase Agreement and the SPA constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms;

(10) that Gores Radio Holdings, LLC was the sole record owner of the and 7.50% Series A Convertible Preferred Stock, par value $.01 per share, of the Company;

(11) that all of the shares of 8.0% Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the “Series B Preferred Stock”) issued by the Company were issued in accordance with the terms of the Purchase Agreement or the SPA, as the case may be, and the Company received the consideration for the issuance of such shares of Series B Preferred Stock as set forth in the Purchase Agreement or the SPA, as the case may be;

(12) that, at the time of issuance of the shares of Series B Preferred Stock pursuant to the Purchase Agreement and the SPA, the Company had sufficient authorized but unissued shares of Series B Preferred Stock available for issuance pursuant to the Purchase Agreement and the SPA which were not subscribed for, reserved for other issuance or otherwise committed for issuance;

(13) that stock certificates representing the shares of Series B Preferred issued pursuant to the Purchase Agreement and the SPA were duly completed, executed and delivered by officers of the Company who are authorized to do so under the General Corporation Law and such stock certificates were imprinted with the statement required by Section 151(f) of the General Corporation Law;

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            , 2009

(14) that the issuance of the shares of Series B Preferred Stock pursuant to and in accordance with the Purchase Agreement and the SPA was duly recorded in the stock ledger of the Company at the time of such issuance;

(15) that upon filing of the Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State on August 3, 2009, the Company had a sufficient number of unissued shares of Common Stock which were not subscribed for, reserved for other issuance or otherwise committed for issuance sufficient to permit the conversion of all of the then outstanding shares of Series B Preferred Stock and 7.50% Series A-1 Convertible Preferred Stock, par value $.01 per share, of the Company (the “Series A-1 Preferred Stock”) into Common Stock pursuant to the terms of the Series B Preferred Stock and the Series A-1 Preferred Stock and, accordingly, all of the outstanding shares of Series B Preferred Stock were duly converted into Common Stock pursuant to Section 4(b) of the Certificate of Designation relating to the Series B Preferred Stock and all of the outstanding shares of Series A-1 Preferred Stock were duly converted into Common Stock pursuant to Section 5(b) of the Certificate of Designation relating to the Series A-1 Preferred Stock;

(16) that approximately 19,869,891 shares of Common Stock were issued, in the aggregate, upon conversion of the Series A-1 Preferred Stock and the Series B Preferred Stock which conversion was based on a conversion price of $.03601 per share of Series A-1 Preferred Stock and $.03443 per share of Series B Preferred Stock;

(17) that stock certificates representing the shares of Common Stock issued upon conversion of the Series A-1 Preferred Stock and Series B Preferred Stock were duly completed, executed and delivered by officers of the Company who are authorized to do so under the General Corporation Law and such stock certificates were imprinted with the statement required by Section 151(f) of the General Corporation Law;

(18) that the issuance of the shares of Common Stock upon the conversion of the Series A-1 Preferred Stock and Series B Preferred Stock was duly recorded in the stock ledger of the Company at the time of such issuance;

(19) that all of the shares of Common Stock to be sold by the Selling Stockholders pursuant to the Underwriting Agreement will be shares of Common Stock such Selling Stockholder received upon the conversion of the Series B Preferred Stock into Common Stock; and

(20) that are no shares of any series of Preferred Stock, par value $.01 per share, of the Company issued and outstanding and no shares of Class B Common Stock, par value $.01 per share, of the Company issued and outstanding.

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            , 2009

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinions as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that:

1. With respect to the shares of Common Stock to be issued and sold by the Company pursuant to the Underwriting Agreement, when (A) the Underwriting Agreement has been duly authorized, executed and delivered by the Company, the Selling Stockholders and the other parties to the Underwriting Agreement in substantially the form presented to us for our review; (B) the Board, or a duly authorized committee of the Board, has adopted resolutions (the “Board Resolutions”) (i) fixing the number of shares of Common Stock to be issued, (ii) fixing the sale price for the shares of Common Stock to be issued which sale price shall be an amount in cash in excess of the par value of the shares of Common Stock to be issued, (iii) authorizing the issuance of the shares of Common Stock pursuant to the Underwriting Agreement, and (iv) authorizing any other action required in connection with the issuance of shares of Common Stock by the Company; (C) the Board Resolutions are duly filed with the proceedings of the Board; (D) the terms of the issuance and sale of the Common Stock by the Company pursuant to the Underwriting Agreement have been duly established in conformity with the Certificate of Incorporation and Bylaws so as not to violate any applicable law, the Certificate of Incorporation or Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or government body having jurisdiction over the Company; (E) the Company receives the consideration for the issuance of the shares of Common Stock specified in the Underwriting Agreement and the Board Resolutions; (F) a stock certificate or stock certificates representing the shares of Common Stock to be issued by the Company pursuant to the Underwriting Agreement have been, or will be, duly completed, executed and delivered by officers of the Company who are authorized to do so under the General Corporation Law and the Board Resolutions and such stock certificate or stock certificates will be imprinted with the statement required by Section 151(f) of the General Corporation Law; and (G) the issuance of the shares of Common Stock by the Company pursuant to and in accordance with the Underwriting Agreement has been duly recorded in the stock ledger of the Company at the time of such issuance, the shares of Common Stock to be issued by the Company pursuant to the Underwriting Agreement and the Board Resolutions, when issued and sold in accordance with the Underwriting Agreement and the Board Resolutions, will be duly authorized for issuance by the Company and will be validly issued, fully paid and non-assessable under the General Corporation Law.

2. With respect to the shares of Common Stock to be sold by the Selling Stockholders pursuant to the Underwriting Agreement, such shares of Common Stock have been duly authorized for issuance by the Company and are validly issued, fully paid and non-assessable under the General Corporation Law.

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are

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            , 2009

limited to the General Corporation Law currently in effect, and we have not considered and express no opinion on the effect of any other laws of the State of Delaware or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the registration statement relating to registration of the shares of Common Stock to be issued pursuant to the Underwriting Agreement. In addition, we hereby consent to the use of our name in such registration statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, the foregoing opinions may not be furnished or quoted to, or be relied upon by, any other person or entity for any purpose.

Very truly yours,

WH/BVF/PHS